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                                                                   EXHIBIT 10.10

                              STEAM SALE AGREEMENT

     This Steam Sale Agreement is made between Otter Tail Corporation, (the "Agent") as Operating Agent for Otter Tail Corporation, f/k/a Otter Tail Power Company, a Minnesota corporation; Montana-Dakota Utilities Co., a division of MDU Resources Group, Inc., f/k/a Montana-Dakota Utilities Co., a Delaware corporation ("Montana-Dakota"); and Northwestern Public Service, a Division of North Western Corporation, f/k/a Northwestern Public Service Company, a Delaware corporation ("North Western"), herein referred to the "BSP Co-Owners" having its principle office at the offices of Otter Tail Corporation, 215 South Cascade Street, City of Fergus Falls, State of Minnesota, and Northern Lights Ethanol, LLC, a limited liability company organized and existing under the laws of South Dakota having its principal office at 1303 East Fourth Avenue, Milbank, South Dakota 57252, herein referred to as "Northern."

                                    RECITALS

     The parties recite and declare:

A. Northern is to be the owner and operator of an ethanol facility consisting of a plant and supporting elements located at Big Stone, South Dakota, which facility is herein collectively referred to as the "ethanol facility."

B. The parties exchanged a non-binding Letter of Intent that included a request for steam service for the ethanol facility. The magnitude and character of the ethanol facility's steam service is such that Agent and Northern agree the project requires the development of a contractual arrangement.

C. Northern as owner and developer of the project desires to contract for steam service for its ethanol facility in an amount not to exceed 140 Million Btu/Hr.

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D.   Agent is willing to render such service to Northern in accordance with the terms and conditions to this agreement.

     For the reasons recited above and in consideration of the covenants and agreements hereinafter stated, the parties to this Agreement mutually agree as follows:

                                   SECTION ONE

                                AGREEMENT TO BUY

     Agent promises to sell and deliver to Northern, and Northern promises to purchase from Agent during the term of this Agreement, steam in an amount not to exceed 120 Million Btu/Hr. for use in its ethanol manufacturing process.

                                   SECTION TWO

                                      TERM

     This Agreement shall continue in force for the term of ten (10) years from and after June 1, 2002, and shall be followed by two (2) additional five (5) year terms, and thereafter from year to year, provided however that either party shall have the right to terminate this Agreement on any of the following dates by giving the other written notice to that effect at least twelve (12) months prior to such date: (a) date of expiration of initial term; (b) date of expiration of any subsequent contractual period; (c) date of sale or permanent discontinuance of Northern's ethanol facility; and (d) date of sale of Northern's ethanol facility, except as otherwise provided in Section 24.

                                  SECTION THREE

                                INTERRUPTIBILITY

     Agent may, at its discretion, interrupt the delivery of steam to Northern due to operating or economic dispatch conditions of the Big Stone Power Plant ("BSP"), or any full or partial

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shutdown of BSP. Agent shall have the sole right to determine when such conditions exist. Agent shall attempt to give Northern four (4) hours notice of interruption. Agent shall otherwise attempt to give Northern as much notice of interruption as practicable. Notice shall be given to the Plant Manager at Northern's ethanol facility.

                                  SECTION FOUR

                                POINT OF DELIVERY

     The Point of Delivery for the steam and condensate lines shall be the point where the steam supply line and the condensate line cross the Agent's property line on to the property occupied by Northern's ethanol facility ("Northern's property"). Ownership of each of these lines will also be defined by the property line.

                                  SECTION FIVE

                                    METERING

A. METERING INSTRUMENTATION. Steam metering will consist of a differential pressure measurement across a flow metering element and a pressure and temperature measurement of the steam in the supply line just prior to the reboiler in Northern's ethanol facility. Return condensate metering, if necessary, will consist of a measurement across a flow metering element and a temperature measurement of the condensate. The measured values will be used as inputs to the BSP computer. The computer will then calculate the energy in the steam and condensate using American Society of Mechanical Engineering standard formulas.

B. ACCESS TO METERING. Meters and charts used in the implementation of this Agreement that are located on Agent's property shall be accessible at all reasonable times to reading inspection or examination by Northern.

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C.   METERING CALIBRATION. If possible, Agent shall calibrate the metering devices during the annual maintenance shutdown of Northern and the annual maintenance shutdown of Big Stone Plant. Otherwise, Agent and Northern shall coordinate and schedule two meter calibrations each year. Agent shall give Northern advance notice such that Northern may have its representative present for each such calibration. Calibrations will be performed in a workmanlike manner according to accepted industry standards. Northern will be furnished copies of calibration results.

D. METERING ERROR. Errors in metering of more than plus or minus three percent of full scale shall be corrected and a billing adjustment pursuant to Section Eleven shall be made.

E. NORTHERN CHECK METERING. Northern may install, maintain, and operate check metering equipment at Northern's expense, provided that any such equipment is installed on Northern's side of the Point of Delivery and does not interfere with the operation of Agent's equipment.

                                   SECTION SIX

                             STEAM SUPPLY CONDITIONS

     Agent will provide an interruptible supply of steam to the Point of Delivery at a minimum operating capacity of 0 Million Btu/Hr. up to a maximum of 140 Million Btu/Hr. Agent will not guarantee steam availability in excess of 120 Million Btu/Hr.

                                  SECTION SEVEN

                          CHARGES FOR STEAM TO BE SOLD

A. PAYMENT FOR STEAM. Northern shall pay Agent for steam delivered under and pursuant to this Agreement at the rates and charges duly and regularly established from time to time

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     as set forth in Appendix A, a copy of which is attached to and made a part of this Agreement.

B. COST RECOVERY. Northern shall pay up to one-half of the anticipated costs, $150,000, to install the steam line. If installation of the steam line exceeds the anticipated cost, the Parties agree to negotiate payment of the additional costs.

C. ANNUAL STEAM PURCHASE REQUIREMENT. The minimum annual steam purchase requirement is 67,000 Million Btu, shall be determined on a calendar year basis and shall be billed in accordance with Appendix A. The minimum annual steam purchase requirement will be prorated for the first year and the last year that this Agreement is in force for the period of time during which the ethanol facility operates. Agent will have steam available a minimum of 40% of the time Agent is producing electricity. Agent will not guarantee steam availability in excess of 120 Million Btu/Hr.

                                  SECTION EIGHT

                                   CONDENSATE

A. RETURN OF CONDENSATE. Northern will return all of the condensate from the steam supply to Agent for use at BSP through the return condensate line. Northern shall own and maintain all necessary condensate collection tanks, pumps, and insulated pipes required to return condensate to BSP property line Return condensate pressure and temperature may vary according to operating conditions and will be measured for billing purposes. If the condensate cannot be returned to BSP through no fault of Agent, Northern shall reimburse Agent for the energy and water production costs at a rate of $15.00 per 1000 gallons.

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B.   RETURN CONDENSATE QUALITY. The quality of return condensate will be determined solely by Agent. A conductivity monitoring device installed in the return condensate line will monitor the quality of the condensate. Conductivity and silicate levels may be used to determine the quality of the return condensate, but other factors as determined by Agent may also be used. Should Agent determine the quality of the returned condensate to be unacceptable due to contamination caused by anyone other than Agent on Northern's side of the Point of Delivery, Agent will dump the affected condensate to waste. Northern will be billed $15.00 per 1000 gallons dumped to waste, not to exceed 100,000 gallons in any 24-hour period.

C. DISCONTINUANCE DUE TO CONDENSATE CONTAMINATION. Should the quality of the return condensate as determined by Agent continue to be unacceptable after Agent has dumped condensate to waste, Agent reserves the right to discontinue the steam supply to Northern. In such case, Agent will provide Northern notification two hours prior to discontinuance of delivery of steam. Steam service will be resumed when Northern has eliminated the cause of contamination to the satisfaction of Agent.

                                  SECTION NINE

                           DELIVERY SYSTEM MAINTENANCE

A. STEAM SUPPLY AND CONDENSATE RETURN LINES. Agent shall own and reasonably maintain all lines and equipment on the steam supply system and return condensate lines located on BSP property at Agent's expense. Northern shall own and reasonably maintain the steam supply line and return condensate line on Northern's property at its expense. If either party shall fail to fulfill its obligations hereunder, the other party may do so and recover from the party failing to fulfill its obligations the cost of such repairs.

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B.   CONTROL WIRING. The control wiring between Northern's ethanol facility's equipment and Agent's BSP will be maintained, repaired, or replaced at a cost based on ownership share. Agent and Northern will mutually agree to repair or replace the control circuit when required, based upon their ownership share. "Ownership share" shall mean the number of linear feet of the steam supply line and return condensate line lying on the party's respective properties divided by the total number of linear feet of the steam supply line and return condensate line lying between Agent's BSP and Northern's ethanol facility.

                                   SECTION TEN

                               BILLING AND PAYMENT

A. FORMAT. Agent shall bill Northern monthly for services rendered hereunder during the preceding calendar month in a format similar to Appendix B.

B. PAYMENT. Payment, except for any amounts disputed in good faith, shall be made to Agent by Northern within 20 days after receiving such billing. All such payments shall be sent to BSP.

                                 SECTION ELEVEN

                    BILLING ADJUSTMENT DUE TO METERING ERROR

     Any billing adjustment required as the result of an error in metering shall be made retroactive to the midpoint of the period between the meter calibration test which revealed the error in metering and the next most recent meter calibration test. Should the Parties mutually agree on the time the meter failed to make an accurate measurement, the adjustment for such case will be made retroactive to that time.

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                                 SECTION TWELVE

                               LATE PAYMENT CHARGE

     Any failure by Northern to pay its monthly bill in full in accordance with the 20-day payment deadline, except for any amounts disputed in good faith, shall result in the imposition of a monthly late payment charge on the unpaid balance. A late payment charge of 1.5 percent per month shall be added to the past due amount if the bill is not paid by the due date. This right to a late payment charge is not in lieu of other rights existing at law or equity for failure to make timely payments.

                                SECTION THIRTEEN

                           GOOD FAITH BILLING DISPUTES

     If Northern disputes in good faith any monthly billings or adjustments to any billing, then Northern shall pay the undisputed amount to Agent and pay the disputed amount into a separate interest-bearing account at a federally insured financial institution mutually agreed upon by the Parties. This financial institution will be the Account Agent on behalf of Agent and Northern. The disputed funds shall be held in this account during the pendency of the dispute. After resolution of the dispute, both parties will jointly designate to the Account Agent the proper distribution of all accounts, funds, and accumulated interest. Any expenses by the Account Agent shall be borne equally by Agent and Northern. Agent shall not have the right to suspend or terminate deliveries of steam as a result of any or all good faith disputes. Agent reserves the right to suspend or terminate deliveries of steam for causes other than a good faith dispute.

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                                SECTION FOURTEEN

                               BREACH OF AGREEMENT

     Should either party fail to perform or cause unnecessary delay in performance of, or perform in bad faith, any of its obligations under this Agreement; or violate any of the conditions of this Agreement, then the aggrieved party may serve written notice upon the other party, and a Mortgagee as provided in Section Twenty-Four, of its intention to terminate this Agreement with respect only to the non-aggrieved party's obligations hereunder, unless within five working days after the service of such notice a satisfactory arrangement is made to remedy the default, then the aggrieved party at its election may terminate the Agreement with respect to any of its further obligations to the other party. Nothing herein shall be construed to limit or restrict any other legal rights or remedies at law or equity of the aggrieved party.

                                 SECTION FIFTEEN

                  INDEMNIFICATION AND HOLD HARMLESS PROTECTION

     Northern shall indemnify, defend, and save harmless Agent and BSP Co-Owners from any liability, loss, damage, claims, or expense arising from or growing out of injury to persons, including death, or property damages incurred by persons other than the Parties, which may occur on the steam system of Northern and on its side of the Point of Delivery unless such loss is solely due to the negligence of the Agent. Where such claim or loss is caused by the concurrent negligence of Northern, its agents or employees, and Agent and its employees, Northern hereby agrees to indemnify, defend, and save Agent and BSP Co-Owners harmless from all such claims or losses to the extent that such claim or loss was caused by the negligence of Northern, its agents or employees. Agent shall indemnify, defend, and save harmless Northern from any

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liability, loss, damage, claims, or expense arising from or growing out of injury to persons including death or property damage for persons other than the parties, which may occur on the steam system of Agent and on the BSP side of the Point of Delivery unless such loss is solely due to the negligence of Northern. Except as hereinabove provided, neither party hereto shall be liable to the other for damages caused to the other by reason of the operation, faulty operation, or non-operation of the other's facilities. This indemnification provision shall survive a Section Fourteen termination.

                                 SECTION SIXTEEN

                                  FORCE MAJEURE

     Agent shall not be liable to Northern for its failure to deliver steam, and Northern shall not be liable to Agent for its failure to receive steam, when such failure shall be due to accident to or breakage of pipelines or equipment, failure of generating equipment or lines, fires, floods, storms, weather conditions, strikes, lockouts, or other industrial disturbance, riots, legal interference, governmental action or regulation, acts of God or public enemy, shutdowns for repairs and maintenance, or, without limitation by enumeration, any other cause beyond Agent's or Northern's reasonable control provided Agent or Northern shall promptly and diligently take such action as may be necessary and practicable under the then existing circumstances to remove the cause of failure and resume delivery and use of steam, except that any labor disturbance may be settled at Agent's or Northern's discretion. The party seeking to invoke this provision shall provide notice within 24 hours or such other time as is reasonable under the circumstances. The party shall further notify the other party as to the time when a force majeure condition no longer was in effect.

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                                SECTION SEVENTEEN

                                  GOVERNING LAW

     This Agreement shall be governed by, construed, and enforced in accordance with the laws of South Dakota.

                                SECTION EIGHTEEN

                                     WAIVERS

     No waiver of any breach of this Agreement shall constitute a waiver of any other breach of the same or other provisions of this Agreement, and no waiver shall be effective unless made in writing. In the event that any provision herein shall be illegal or unenforceable, such provisions shall be severed and the entire Agreement shall not fail, but the balance of the Agreement shall continue in full force and effect.

                                SECTION NINETEEN

                                ENTIRE AGREEMENT

     This Agreement shall constitute the entire steam agreement between the parties, and any prior understanding or representation of any kind preceding the date of this Agreement shall not be binding upon either party, except to the extent incorporated in this Agreement.

                                 SECTION TWENTY

                            MODIFICATION OF AGREEMENT

     Except as provided in Appendix A of this Agreement, any modification of this Agreement or additional obligation assumed by either party in connection with this Agreement shall be binding only if evidenced in writing, signed by each party or an authorized representative of each party.

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                               SECTION TWENTY-ONE

                  GOVERNMENTAL JURISDICTION AND AUTHORIZATIONS

     This Agreement shall at all times be subject to the jurisdiction of those South Dakota agencies having control over the parties hereto and the subject matter hereof, and the parties shall be subject to the conditions and obligations as such South Dakota agencies may, from time to time, direct in the exercise of their jurisdiction. Both parties hereto agree to exert their best efforts to comply with all applicable rules and regulations of all governmental agencies having authority over either party to this Agreement. The parties shall take all reasonable action necessary to secure all the required governmental approvals required by or for this Agreement in its entirety and without charge.

                               SECTION TWENTY-TWO

                                   ASSIGNMENT

     Northern agrees that BSP steam shall only be used for the production of ethanol and auxiliary uses, and in the event of selling, leasing, assigning, or otherwise disposing of the ethanol facility or the business located on the Northern Property, and except as otherwise provided in Section Twenty-Four, Northern may, only with the Agent's written consent, assign this Agreement if such subsequent assignee will in writing assume and covenant to perform this Agreement. No assignment shall release Agent or Northern from, or in any respect restrict or modify, any of the obligations that Agent or Northern has assumed hereunder.

                              SECTION TWENTY-THREE

                                 CONFIDENTIALITY

     Northern agrees that this Agreement between Agent and Northern will not be disclosed to, nor will access thereto be allowed to, any persons except such Northern employees and agents

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as are directly involved with this Agreement, and except for disclosure to
Mortgagee as provided in Section Twenty-Four, and even then only to the extent necessary and essential to complete the work involved. Such employees, agents and Mortgagee will preserve the confidential nature of this Agreement. Agent shall also preserve the confidentiality of the terms of this Agreement, to the extent they are able, in any regulatory or legal proceeding where it may be necessary to disclose them.

                               SECTION TWENTY-FOUR

                       ENCUMBRANCE OF NORTHERN'S INTEREST

     Northern may encumber by mortgage or other proper instrument, this Agreement and its leasehold interest and estate in the Northern property as security for any indebtedness of Northern. The execution of any mortgage, or other instrument, or the foreclosure of any mortgage or other instrument, or any sale, either by judicial proceeding or by virtue of any power reserved in any mortgage, or conveyance by Northern to the holder of the indebtedness or the exercising of any right, power or privilege reserved in any mortgage (hereinafter the "Mortgagee"), shall not be held as a violation of any of the terms or conditions of this Agreement, or as an assumption by the Mortgagee personally of the obligations of this Agreement. The foregoing notwithstanding, the Mortgagee shall be personally liable for the payment and performance of all amounts and other obligations to be paid or performed on the part of Northern under this Agreement during any period the Mortgagee succeeds to Northern's interest under this Agreement by virtue of foreclosure, conveyance in lieu of foreclosure or other transfer of Northern's interest to the Mortgagee, and should the Mortgagee thereafter assign or otherwise transfer Northern's interest under this Agreement to a transferee, the Mortgagee shall be released from all obligations and liabilities under this Agreement arising from and after the

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date of such assignment or transfer provided that the assignee or transferee expressly assumes in writing, for the benefit of Agent, such liabilities and obligations. No encumbrance, foreclosure, conveyance, or exercise of right shall relieve Northern from its liability under this Agreement.

     If Northern shall encumber or otherwise assign its interest in this Agreement, and if the Mortgagee shall give notice to Agent of the existence of the encumbrance of and/or assignment and the address of the Mortgagee, then Agent shall mail or deliver to the Mortgagee at such address, a duplicate copy of all material notices in writing which Agent may from time to time give to or serve on Northern under and pursuant to the terms and provisions of this Agreement. The copies shall be mailed or delivered to the Mortgagee at, or as near as possible to, the same time the notices are given to or served on Northern. The Mortgagee may, at its option, at any time before the rights of Northern shall be terminated as provided in this Agreement, pay any of the amounts due under this Agreement, or do any other act or thing required of Northern by the terms of this Agreement, or do any other act or thing required of Northern by the terms of this Agreement, or do any act or thing that may be necessary and proper to be done in the observance of the covenants and conditions of this Agreement or to prevent the termination of this Agreement. All payments so made and all things so done and performed by the Mortgagee shall be as effective to prevent a termination of the rights of Northern thereunder as the same would have been if done and performed by Northern.

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     In witness whereof, each party to this Agreement has caused it to be executed at Milbank, SD on the date indicated below.


Dated: 4-18-01                          NORTHERN LIGHTS ETHANOL LLC

                                        By:  /s/ Delton Strasser
                                            ------------------------------------
                                        Title:  President
                                               ---------------------------------


                                        OTTER TAIL CORPORATION
                                             AS AGENT FOR THE BSP CO-OWNERS

                                        By:  /s/ Mark Rolfes
                                            ------------------------------------
                                        Title:  Plant Manager
                                               ---------------------------------

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                                   APPENDIX A

THE REDACTED PORTIONS OF THIS APPENDIX A ARE FILED SEPARATELY WITH THE SEC SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

A.1  MONTHLY CHARGES FOR STEAM DELIVERED TO NORTHERN

     Steam Charge per Million Btu                                          * * *

A.2  Determination of Total Monthly Bill starting in 2002 and beyond:

     Monthly Energy (Steam) Charge

A.3  Method of Indexing Steam Charges

     -    The steam charge shall be indexed to * * * *

A.4  Governmental/Regulatory/Environmental Adjustment

     As of the effective date of the Steam Service Agreement, Agent retains the right to modify the charges in Section A.1 for any increase in charges caused by new severance taxes, consumer taxes, fees, laws, or changes in existing laws, rules, or regulations that may affect steam costs such as, but not limited to, fuel and emissions.

A.5  Payment

     Bills will be due 20 days after the receipt of bill date; net payment will be accepted through the 21st day. On the 22nd day after billing an account with an unpaid balance of $5.00 or more will be considered late and a late payment charge will apply. The late payment charge shall be 1.5% of the unpaid balance. All payments shall be made by wire transfer to agent.

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A.6  Minimum annual steam usage.

Agent will bill Northern Lights in January for all steam not taken under the annual minimum requirement in the previous year.

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                                   APPENDIX B

Steam used __________________

Net Million Btu's used

Days of steam availability

Service charge at Northern per day

Energy charges:


Total amount due for ____________ steam

Due date

Late payment charge 1.5 percent

                                                  Remit to: